BDO Seidman, LLP





March 30, 2001



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


Gentlemen:

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of Item (c) of Part II of Form 12b-25.

We are the independent auditors of nStor Technologies, Inc. (the "Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-K for the year ended December 31, 2000 because our Firm has not yet completed our audit of the financial statements of the Registrant for the year ended December 31, 2000 and is therefore unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements  made by the Registrant in
Part III of its filing on Form 12b-25 and agree with the statements made therein. We are unable to complete our audit of the Registrant's financial statements and furnish the required opinion for a timely filing because the Registrant has been unable to provide information related to its revolving credit facility for which they are in the process of obtaining and, as a result, have not yet had sufficient time to complete the auditing procedures which we consider necessary in the circumstances.

Very truly yours,

BDO Seidman, LLP